Exhibit 99.1

Dear Stockholders of Procaccianti Hotel REIT, Inc.:

Procaccianti Hotel REIT, Inc. (referred to herein as “we,” “us”, “our” and the “Company”) is writing to update our fellow stockholders regarding the status of the outstanding mortgage debt on real estate properties owned by the Company (the “Properties”).

1.	Wilmington, NC-Springhill Suites

The Property continues to be in compliance with the original loan obligations and all required payments have been made as agreed.

2.	St. Petersburg, FL-Staybridge Suites

The Property continues to be in compliance with the original loan obligations and all required payments have been made as agreed. In August 2020, we received a written waiver of all debt service coverage testing for the tests due for the period beginning June 2020 through the remainder of 2020.

3.	Traverse City, MI-Hotel Indigo

In April 2020, we received a deferral of the obligations to make interest payments from our lender Citizens Bank for a period of three months. As of September 29, 2020, the Property was able to generate sufficient income to repay the deferred interest in full. Accordingly, as of the date hereof, the Property is in compliance with the original loan obligations and all required payments have been made as agreed.

4.	Providence, RI-Hilton Garden Inn

In April, 2020, we received a deferral of the obligations to make interest payments from our lender East Boston Savings Bank for a period of six months. Under this deferral arrangement, the deferred interest payments were required to be repaid in twelve monthly installments commencing April 2021. In addition, debt service coverage ratio tests are waived through the end of 2020. As of the date hereof, the loan with East Boston Savings Bank is in compliance with the above referenced loan arrangements.

In summary, the Company and its subsidiaries continue to comply with the mortgage debt arrangements applicable to the Properties, and, as of the date hereof, the Company is not subject to any restrictions which preclude distributions by the Company to its stockholders.

Thank you for your continued trust as we manage through this global health crisis.

Sincerely,

James A. Procaccianti

Chief Executive Officer and President

Forward-Looking Statements

Statements in this letter, including intentions, beliefs or expectations relating to the Company’s response to COVID-19 and the ability of the Company to weather the related economic challenges are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in the severity of the public health and economic impact of COVID-19, and other risks described in the "Risk Factors" section of the Company’s prospectus dated July 7, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements and we undertake no duty to update any forward-looking statements.